Exhibit 10.4

Acknowledgement and Release Agreement for Employment Agreement

For Joseph W. Kiley III

This Acknowledgment and Release Agreement (“Agreement”) is between Joseph W. Kiley III (the “Employee”) and FIRST FINANCIAL NORTHWEST BANK (the “Bank”), collectively, the “Parties”. The Employee acknowledges that this Agreement is being executed in accordance with Section 7(d) of the Employment Agreement with the Bank dated December 2, 2013, as subsequently amended (the “Employment Agreement”).

Both the Employee and the Bank desire to resolve all matters, known or unknown, arising out of the Employee's employment with and separation from the Bank according to the terms, conditions and consideration included in this Agreement.

This Agreement is dated March 26, 2025 for reference purposes, which is the date that the Bank delivered this Agreement to the Employee for consideration.

1.            Termination of Employment Agreement. In connection with the completion of the transactions contemplated by the Purchase and Assumption Agreement by and among Global Federal Credit Union, the Bank and First Financial Northwest, Inc. (the “Company) dated January 10, 2024 (the “Purchase Agreement”), your existing Employment Agreement with the Bank will be terminated (other than Section 9(e) thereof, which will survive such termination) effective as of the business day immediately preceding the Closing Date (as defined in the Purchase Agreement, which Closing Date is currently scheduled to be April 11, 2025). The Bank has agreed to provide you with a cash lump sum pursuant to your Employment Agreement as described below, which you will not receive unless you sign and return this Agreement and do not revoke it as described herein. Separate from the benefits described herein, your final paycheck from the Bank, which you will receive whether or not you sign this Agreement, will include wages earned, and any other compensation due to you, through the date of your separation from service with the Bank (the “Separation Date”), including any accrued but unused vacation and sick leave.

2.            Severance Payment. If you sign and return this Agreement and do not revoke it as provided in Section 7(c) of this Agreement, the Bank agrees to provide you with benefits described in (i) and (ii) below, which you otherwise will not receive. You understand that you are not entitled to the payments outlined below and that the Bank has agreed to provide the payment to you as consideration for your signing and not revoking this Agreement. In exchange for signing and not revoking this Agreement, you will receive the following:

(i)            A lump sum cash severance payment of $2,700,152.00, minus applicable tax withholding, as determined in accordance with Section 7(d)(i) of your Employment Agreement.

(ii)            A lump sum cash payment of $24,750.28, minus applicable tax withholding, in lieu of providing you with continued group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance pursuant to Section 7(d)(ii) of your Employment Agreement.

If you sign and return this Agreement on or before April 2, 2025, and do not revoke it as provided in Section 7(c) of this Agreement, the above lump sum payments are expected to be paid by the Bank on the business day immediately preceding the Closing Date In the event that you sign and return this Agreement after April 2, 2025, but before the expiration of the 45-day period described in Section 7(b) below, the above amounts will be paid to you as soon as reasonably practicable following the expiration of the seven-day revocation period (as described in Section 7(c) below), assuming you do not revoke the Agreement.

3.            Tax Liability. You understand that the Bank shall issue to you an IRS Form W-2 as appropriate for the payments specified in Section 2 of this Agreement.

4.            Release of Claims.

(a)            The Employee hereby releases and forever discharges any and all of the “Released Parties” (as defined below) from any and all claims of any kind, known or unknown, which the Employee ever had, now has, or hereafter may have, that arose on or before the date that the Employee signed this Agreement, including without limitation, claims for:

•	wrongful termination or constructive discharge, including claims based on violation of public policy; breach of agreements, representations, policies or practices related to Employee's relationship with any Released Party; or based on any legal obligation owed by any Released Party;

•	violation of federal, state or local laws, ordinances or executive orders prohibiting discrimination, harassment or retaliation, or requiring accommodation, on the basis of race, ancestry, creed, color, religion, national origin, pregnancy, childbirth or related medical conditions, families with children, sex, genetic information, marital status, sexual orientation, gender expression or gender identity, political ideology, age, honorably discharged veteran or military status, sensory, physical or mental impairment or other legally protected characteristic or activity;

•	wages (including overtime pay) or compensation of any kind (including attorney's fees or costs) to the fullest extent permitted by law;

•	tortious interference with contract or expectancy; fraud or negligent misrepresentation; breach of privacy, defamation or libel; intentional or negligent infliction of emotional distress; unfair labor practices; breach of fiduciary duty; or any other tort;

•	violation of the Washington Law Against Discrimination; the Washington Prohibited Employment Practices Law; the Washington Minimum Wage Act; Washington's Little Norris-LaGuardia Act; the Washington Family Leave Act; the Washington Family Care Act; the Washington Military Family Leave Act; the Washington law permitting leave for victims of domestic violence, sexual assault or stalking; the Washington Fair Credit Reporting Act; the retaliation provisions of the Washington Workers' Compensation Act; the Washington Industrial Safety and Health Act (“WISHA”), including any and all amendments to the above, to the fullest extent permitted by law;

•	violation of the Consolidated Omnibus Budget and Reconciliation Act of 1985 (“COBRA”); the Fair Labor Standards Act (“FLSA”); the Labor Management Relations Act (“LMRA”); the Employee Polygraph Protection Act; the Racketeer Influenced and Corrupt Organizations Act (“RICO’); the Electronic Communications Privacy Act; the Uniform Services Employment and Re-”Employment Rights Act (“USERRA”); the Sarbanes-Oxley Act; the Civil Rights Act of 1964; Title “VII; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Lilly Ledbetter Fair Pay Act; the Genetic Information Nondiscrimination Act of 2008 (“GINA’); the Americans with Disabilities Act of 1990 (“ADA”); the federal Family and Medical Leave Act of 1993 (“FMLA”); the Worker Adjustment and Retraining Notification Act (“WARN”); the Occupational Safety and Health Act (“OSHA”); the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974 (“ERISA”); the National Labor Relations Act (“NLRA”); the Immigration Reform and Control Act (“IRCA”); including any and all amendments to the above, to the fullest extent permitted by law;

•	the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); and

•	violations of all similar federal, state and local laws, to the fullest extent permitted by law.

(b)            “Released Party” or “Released Parties” includes First Financial Northwest, Inc., First Financial Northwest Bank (as the successor to First Savings Bank Northwest), First Financial Diversified Corporation, and all current and former parents, subsidiaries, related companies and affiliates (including any partnerships or joint ventures), and the benefit plans of each such entity; and with respect to each such entity, all past, present and future employees, supervisors, managers, fiduciaries, directors, officers, owners, shareholders, representatives, agents, attorneys, assigns, insurers, whether acting in their individual or official capacities, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this paragraph; and with respect to each such entity and individual, all predecessors, successors and assigns.

(c)            The Employee agrees that, except as may be required by subpoena, court order or other force of law, the Employee will not in any way assist any individual or entity in commencing or prosecuting any action or proceeding against any Released Party connected to any and all matters arising from any event that has occurred up to the date of the Employee's Separation Date.

(d)            The Employee understands that the Employee is releasing potentially unknown claims, and that the Employee has limited knowledge with respect to some of the claims being released. The Employee acknowledges that there is a risk that, after signing this Agreement, the Employee may learn information that might have affected the Employee's decision to enter into this Agreement. The Employee assumes this risk and all other risks of any mistake in entering into this Agreement. The Employee acknowledges that this Agreement and the release and discharge contained herein is fairly and knowingly made. The Employee is giving up all rights and claims of any kind, known or unknown, except for the rights specifically given in this Agreement.

(e)            This Agreement does not in any way affect: (1) the Employee's rights of indemnification to which the Employee was entitled immediately prior to the Separation Date (as an employee or director of any of the Released Parties); (2) any rights the Employee may have as a shareholder of a Released Party; (3) the Employee's vested rights under any tax-qualified retirement plan or stock compensation plan maintained by a Released Party; (4) any right the Employee may have to obtain contribution in the event of an entry of judgment against the Employee as a result of any act or failure to act for which the Employee and any of the Released Parties are jointly responsible; (5) the Employee’s right to receive a lump sum cash payment equal to the discounted present value of estimated future tax gross-up payments with respect to the Employee’s split dollar agreement with the Bank; (6) the Employee’s right to receive the annuities underlying his Supplemental Executive Retirement Plans with the Bank originally dated July 1, 2012 and January 10, 2020, in each case as amended (the “SERPs”) upon termination of the SERPs in satisfaction of the Bank’s payment obligation under the SERPs; (7) the Employee’s right to receive a lump sum tax gross-up payment with respect to the value of the annuities to be distributed to the Employee; and (8) the right of the Employee to take whatever steps may be necessary to enforce the terms of this Agreement.

5.            Indemnification. The Employee agrees to indemnify and hold the Released Parties harmless from and against all losses, costs, damages or expenses arising out of a breach of this Agreement by the Employee, except that any attorney’s fees shall be subject to the provisions of Section 12 of this Agreement. As a material part of this Agreement, the Employee represents and warrants that there are presently no claims or potential claims that are capable of being asserted against the Released Parties which the Employee has not asserted or which could be asserted on the Employee’s behalf or on behalf of the Employee’s marital community.

6.            Affirmations.

(a)            The Employee acknowledges and agrees with the termination of the Employment Agreement as set forth in Section 1 above, in light of the payments to be made as set forth in Section 2 above if the Employee executes and does not revoke this Agreement.

(b)            The Employee acknowledges and agrees that the amounts set forth in Section 2 above represent the full amount that the Employee would be entitled to under Section 7(d) of the Employment Agreement.

(c)            The Employee acknowledges and agrees that the lump sum cash payment being made with respect to estimated future tax gross-up payments with respect to the Employee’s split dollar agreement with the Bank is a good faith estimate and may not be sufficient to cover future taxes owed by the Employee as a result of the Employee’s split dollar agreement.

(d)            The Employee acknowledges the proposed termination of his SERPs and agrees to accept the annuities underling the SERPs upon such termination as full satisfaction of all of his rights under the SERPs.

(e)            The Employee acknowledges and agrees that the lump sum tax gross-up payment with respect to the value of the annuities to be distributed to the Employee is a good faith estimate and may not be sufficient to cover future taxes owed by the Employee as a result of the distribution of the annuities.

(f)            The Employee acknowledges and agrees that the Employee’s separation from service with the Bank is due to the sale of substantially all of the assets of the Bank to Global (to be followed by the liquidation of the Bank) and is not related to the Employee’s age.

(g)            The Employee affirms that the Employee has disclosed any workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under federal, state or local laws, including family or medical leave, paid sick or safe leave, or any other leave mandated by law.

(h)            The Employee affirms that the Employee (i) has not and will not initiate any suit, action or arbitration before any federal, state or local judicial, administrative or other forum with respect to any matter arising out of or connected with the Employee’s employment with the Bank and/or the termination of that employment; (ii) will not, except at the Bank's request or as required by subpoena, testify in any judicial or administrative proceedings to which any Released Party is a party regarding any matter involving the affairs of any Released Party of which the Employee has knowledge, provided that if the Bank requests the Employee to testify, then the Bank shall pay the Employee at the rate of $500 per hour for such testimony; (iii) has not transferred or assigned any claim or rights to any claims described by the general release in Section 4 of this Agreement to any other person or entity; (iv) to the best of the Employee’s knowledge, does not possess any claims against or involving any of the Released Parties or, to the extent that you believe you have any such claims or disputes, you agree that they are released as part of this Agreement; (v) has received all leave (paid or unpaid), compensation, wages, overtime if applicable, vacation pay, expense reimbursements, and/or benefits to which the Employee may be entitled and that no other amounts and/or benefits are due (other than as set forth in Section 1 above); and (vi) has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by or against any of the Released Parties Nothing in this Agreement precludes the Employee from filing a charge or complaint with an appropriate administrative agency. However, the Employee agrees that the Employee is not entitled to and will not accept any monetary recovery directly from the Bank as a result of filing such charge or complaint. The Employee affirms that the Employee has not transferred or assigned any claims or rights to claims to any other person or entity.

(i)            Nothing in this Agreement prohibits the Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. The Employee does not need prior authorization of any kind to make any such reports or disclosures and the Employee is not required to notify the Bank that the Employee has made such reports or disclosures. The provisions of this Section 6(h) shall apply only to the extent required by the Defend Trade Secrets Act of 2016.

7.	Older Workers’ Benefit Protection Act Provisions.

In accordance with the requirements of the Older Workers' Benefit Protection Act, the Employee expressly acknowledges the following:

(a)            Independent Legal Counsel. The Employee is advised and encouraged to consult with an attorney before signing this Agreement. The Employee acknowledges that, if the Employee desired to consult an attorney, the Employee had an adequate opportunity to do so.

(b)            Consideration Period. The Employee has forty-five (45) calendar days from the date this Agreement was given to the Employee to consider this Agreement before signing it. The Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original forty-five (45) calendar day consideration period. The forty-five (45) day period expires on May 10, 2025.The Employee may use as much or as little of this forty-five (45) day period as the Employee wishes before signing. If the Employee does not sign and return this Agreement within this forty-five (45) day period, it will not become effective or enforceable, and the Employee will not receive the benefits described in Section 2 of this Agreement.

(c)            Revocation Period and Effective Date. The Employee has seven (7) calendar days after signing this Agreement to revoke it. To revoke this Agreement after signing it, the Employee must deliver a written notice of revocation to the Bank's Chief Executive Officer before the seven (7) day period expires. This Agreement shall not become effective until the eighth (8th) calendar day after the Employee signs it (the “Effective Date”). If the Employee revokes this Agreement, it will not become effective or enforceable, and the Employee will not receive the benefits described in Section 2 of this Agreement.

(d)            Acceptance. The Employee agrees and accepts this Agreement. The Employee acknowledges that the Employee has not signed this Agreement relying on anything not set out herein. The Employee acknowledges that if the Employee is signing this before May 10, 2025, the Employee has decided not to wait for the full forty-five (45) day period, even though the Employee has the right to do so.

8.            Non-Admission. This Agreement shall not be construed as an admission by the Employee or any Released Party of any liability, breach of any agreement, or violation of any statute, law or regulation, nor shall it be construed as an admission of any deficient performance or breach of any professional obligation.

9.            Governing Law. This Agreement is governed by the laws of the State of Washington that apply to contracts executed and to be performed entirely within the State of Washington without giving effect to the rules governing the conflicts of laws, and without the aid of any canon, custom or rule of law requiring construction against the drafter, and regardless of whether a party changes domicile or residence.

10.            Successors and Assigns. The Employee's obligations will bind the Employee’s heirs, successors and assigns to the benefit of the Bank. The Bank shall have the right to assign this Agreement to any of the Bank's successors, assigns or affiliates or to any entity that, directly or indirectly, is in control of, is controlled by, or is under common control with the Bank. This Agreement shall be binding upon the successors and permitted assigns of the Bank.

11.            Headings; Definitions. The headings in the Agreement are for convenience only and shall not affect the meaning of the terms as set out in the text. Any capitalized terms not defined in this Agreement will have the meaning assigned to those terms in the Source Agreement.

12.            Attorneys’ Fees. In any dispute involving this Agreement, each Party shall be responsible for their own attorneys’ fees and costs.

13.            Severability. It is further understood and agreed that if any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable.

14.            Complete Agreement. This Agreement represents and contains the entire understanding between the Parties in connection with the subject matter of this Agreement. It is expressly acknowledged and recognized by all Parties that there are no oral or written collateral agreements, understandings or representations between the Parties other than as contained in this document. Any modifications to this Agreement must be in writing and signed by both Parties to be effective.

15.            Counterparts. This Agreement may be executed in duplicate originals, each of which is equally admissible in evidence, and each original shall fully bind each party who executed it. An e-mailed or facsimile copy of the signature may be submitted as proof of execution; however, the Employee shall either hand deliver the original executed agreement to the Bank's Chief Operating Officer or send it by U.S. Mail to him no later than three (3) days after signature.

(Signature page follows)

This Agreement consists of eight pages, not including exhibits.

FIRST FINANCIAL NORTHWEST BANK

By:	/s/Richard P. Jacobson
Name:	Richard P. Jacobson
Title:	Executive Vice President, CFO and COO

PLEASE INDICATE YOUR ACCEPTANCE OF THIS AGREEMENT BY SIGNING BELOW.

EMPLOYEE:

DATE: March 26, 2025	By:	Joseph W. Kiley III
Name: Joseph W. Kiley III

ADEA EXHIBIT

On January 10, 2024, First Financial Northwest, Inc (the “Company”), the parent holding company for First Financial Northwest Bank (the “Bank” and collectively with the Company, “First Financial”) entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with Global Federal Credit Union (“Global”). The transactions contemplated by the Purchase Agreement are scheduled to close on or about April 11, 2025, with the effective date of the transaction referred to herein as the “Closing Date.”

Each officer who is a party to an employment or change in control agreement with the Bank will receive payments pursuant to such agreements if they are still employed when such agreements are terminated in connection with the closing, provided that the officer executes and does not revoke the Acknowledgement and Release Agreement. Such payments will be made regardless of whether or not the officer is retained by Global following the Closing Date.

The following spreadsheet identifies the department, job title and age as of March 15, 2025 of the current officers of First Financial covered by an employment or change in control agreement.

Department	Job Title	Age

Executive	President and CEO	69
Executive	EVP, COO and CFO	61
Banking	EVP and Chief Banking Officer	65
Risk Management	SVP and Chief Risk Officer	44
Credit Administration	SVP and Chief Credit Officer	60